                                                 EXHIBIT 10.1
                                                 REDACTED COPY

LICENSE AGREEMENT

by and between:

Johnson & Johnson Consumer and Personal Products Worldwide,
a division of Johnson & Johnson Consumer Companies, Inc.

199 Grandview Drive
Skillman, New Jersey

and

Quick-Med Technologies, Inc.

902 NW 4th Street
Gainesville, Florida

WHEREAS, Johnson & Johnson Consumer and Personal Products Worldwide, a division of Johnson & Johnson Consumer Companies, Inc. (hereinafter "JJCPWW") has an established business and intellectual property relating to wound *****;

WHEREAS, Quick-Med Technologies, Inc. (LICENSOR) owns and or has exclusive licenses in patents and patent applications related to bactericidal absorbent wound dressings as set forth herein,

WHEREAS, Quick-Med Technologies, Inc. and University of Florida Research Foundation Inc. (hereinafter UFRI) have entered into the Amended and Restated Exclusive Agreement made effective as of the 21st day of November, 2002, (hereinafter “UFRI Agreement”) and Quick-Med Technologies, Inc. is the exclusive licensee, with the right to grant sublicenses to third parties, under Licensed Patents as set forth herein,

WHEREAS, JJCPWW and LICENSOR desire to enter into this exclusive License Agreement (hereinafter “Agreement”) under terms and conditions including those set forth herein below;

NOW, THEREFORE, in consideration of the premises and of the mutual promises and covenants herein contained, the parties hereto agree as follows:

1.  Definitions:  The following terms, when used with initial capital letters, shall have the meanings set forth below:
1.1           "Affiliate" shall mean any entity that directly or indirectly controls, is controlled by, or is under common control with JJCPWW, and for such purpose "control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the entity, whether through the ownership of voting securities, by contract or otherwise.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

1.2           "Calendar Quarter" shall mean the usual and customary JJCPWW calendar quarter, used for internal accounting purposes, of approximately three (3) months, in which each of the first two months consist of four weeks and the third month consists of five weeks.

1.3           “Combination Product” shall mean any Licensed Product which is incorporated into or packaged with any product which is not a Licensed Product.

1.4           “Commercial Sale” shall mean an arms-length transaction and shipment by JJCPWW, its Affiliates or its sublicensees of a Licensed Product to an unaffiliated third party.

1.5           “Effective Date” shall mean the date of the last signature set forth below.

1.6           “Earned Royalty” shall mean the royalty based on Net Sales of the Licensed Product as set forth in Article 3.6 of this Agreement.

1.7           “First Commercial Sale” shall mean, with respect to any Licensed Product, the date on which JJCPWW makes its initial Commercial Sale of such Licensed Product in the Field within the Territory.

1.8           “Intellectual Property” shall mean know-how, Inventions, products, whether patentable or not, improvements, ideas, proprietary information, technology and patents, including any and all provisionals, divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reissues or additions, including supplementary certificates of protection of or to any of the aforesaid patents.

1.9           “Inventions” shall mean any and all works, ideas, designs, concepts, inventions or improvements.

1.10           “LICENSOR Intellectual Property” shall mean a) all LICENSOR proprietary Intellectual Property related to or useful in the Licensed Field, b) any other patent which LICENSOR owns or is empowered to grant a license to JJCPWW prior to or during the term of this Agreement, the practice of which is reasonably necessary for JJCPWW to make, have made, use or sell Licensed Product in the Licensed Field; and c) any other know-how, processes, technical information, and data, in the possession of LICENSOR prior to or during the Term of this Agreement, which relates to and may be reasonably necessary in the commercial practice of, or developed to the stage where it would be reasonably necessary in the commercial practice of Licensed Product in the Licensed Field.

1.11           “Licensed Field” shall mean Consumer HealthCare  ***** that do not require a prescription for purchase in the United States of America or Canada, the sale of which is limited to retail markets and expressly excludes sale to the institutional healthcare markets, including without limitation, *****.

1.12           “Licensed Patent Applications” shall include those patent applications identified in Appendix A and shall further include all continuations, continuations-in-part, divisions, renewals, reissues, reexaminations, and extensions  within the Territory related thereto.  Furthermore, Licensed Patent Applications shall also include each patent application which LICENSOR owns or is empowered to grant a license to JJCPWW prior to or during the term of this Agreement, the practice of which is reasonably necessary for JJCPWW to make, have made, use, sell, offer to sell, import or otherwise dispose of a Licensed Product within the Territory.

1.13           “Licensed Patents” shall include those patents, patents of addition and patents of importation within the Territory which relate to and/or claim priority to Licensed Patent Applications. Furthermore, Licensed Patents shall also include each patent which LICENSOR owns or is empowered to grant a license to JJCPWW prior to or during the term of this Agreement, the practice of which is reasonably necessary for JJCPWW to make, have made, use, sell, offer to sell, import or otherwise dispose of a Licensed Product within the Territory.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

1.14           “Licensed Intellectual Property" shall include Licensor Intellectual Property, Licensed Patent Applications and Licensed Patents.

1.15           “Licensed Product(s)” shall ***** , which, but for the licenses granted under this Agreement, the manufacture, use, sale, offer for sale, importation or development would (a) infringe at least one Valid Claim of a Licensed Patent in the Territory, or (b) fall within the scope of at least one claim of a Licensed Patent Application, as that scope would reasonably be construed by a court or other governmental agency of competent jurisdiction.

1.16           “Net Sales” is the amount billed which JJCPWW and/or its Affiliates actually collect from the sale of the Licensed Product to an unaffiliated third party, less the following amounts:  (i) discounts, including cash discounts, or rebates actually allowed or granted, (ii) trade allowances, (iii) credits or allowances actually granted upon claims or returns regardless of the party requesting the return, (iv) freight charges paid for delivery, and (v) taxes or other governmental charges levied on or measured by the invoiced amount whether absorbed by the billing or the billed party.

1.17           “Stand-alone Licensed Product” shall mean any Licensed Product that is sold and/or packaged independent of any other product.

1.18            “Territory” shall mean the United States of America and Canada.

1.19           “Valid Claim” is a bona fide, unexpired issued claim of  Licensed Patent which has not been held invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, and which has not been admitted to be invalid.

2.           License and Right of First Offer Grant:
2.1           Subject to the terms and conditions of this Agreement, LICENSOR grants JJCPWW an exclusive, royalty-bearing license under the LICENSOR Intellectual Property to make, have made, develop, use, sell, offer for sale, import or otherwise dispose of, Licensed Product in the Licensed Field, within the Territory.

2.2           JJCPWW shall have the right to grant sublicenses under this Agreement to its Affiliates and to third parties for the purpose of manufacturing Licensed Products for JJCPWW.

2.3           For the avoidance of doubt, under the UFRI Agreement, the UFRI has reserved the right to have any non-profit research institution use materials covered under the Licensed Patents solely for their non-commercial educational and research purposes to meet all applicable governmental requirements governing the ability to transfer such materials. The licenses granted to JJCPWW, and any sublicenses that JJCPWW may grant under this Article 2, are and shall be expressly made subject to those rights reserved by the UFRI under the UFRI Agreement.

2.4           LICENSOR grants JJCPWW the right of first offer to expand the Territory of the Agreement.

2.4(a)                 Prior to offering a third party any licenses under the Licensed Patents in the Field outside of the Territory, LICENSOR shall provide JJCPWW written notice of its willingness to offer such third party such license, such notice to be provided at least ninety (90) days prior to offering such license to such third party. Should JJCPWW elect to expand the Territory upon receipt of notice by LICENSOR, JJCPWW shall provide LICENSOR with written notice of its desire to expand the Territory, such notice to be provided not later than sixty (60) days from receipt of LICENSOR’S notice, at which time the Territory will be expanded by amendment of this Agreement pursuant to Article 15.8 of this Agreement.

2.4(b)                 Should JJCPWW, at its sole discretion, elect to expand the Territory prior to receiving a notice from LICENSOR under Article 2.4(a), JJCPWW shall provide LICENSOR with written notice of its desire to expand the Territory, such notice to be provided at least sixty (60) days prior to the date upon which JJCPWW desires to have the Territory expanded, at which time the Territory will be expanded by amendment of this Agreement pursuant to Article 15.8 of this Agreement.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

2.5           Intellectual Property owned by JJCPWW prior to the Effective Date of this Agreement, or developed solely by JJCPWW subsequent to the Effective Date of this Agreement, shall remain the sole property of JJCPWW and LICENSOR is not granted any rights with respect to such Intellectual Property, nor shall this Agreement be construed in any way to grant any rights to LICENSOR with respect to such Intellectual Property.

2.6           Other than the express licenses granted to JJCPWW by this Agreement, JJCPWW is not granted any rights with respect to Intellectual Property owned by or under control of LICENSOR, nor shall this Agreement be construed in any way to grant any rights to JJCPWW with respect to such Intellectual Property.

2.7           It is understood that as of the Effective Date of this Agreement, the United States Government (through any of its agencies or otherwise) has not funded research during the course of or under which any of the inventions of the Licensed Patents were conceived or made, but that it may do so in the future. If such funding occurs, the United States Government is entitled, as a right, under the provisions of 35 U.S.C. Sections 202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, to a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced the inventions of such Licensed Patents for governmental purposes. The license granted under this Agreement and any sublicense granted by JJCPWW shall be subject to such right.

2.8           In the event that LICENSOR or the UFRI are to receive any governmental funds that would provide the United States Government with rights under 35 U.S.C. Sections 202-212 and applicable regulations of Title 37 of the Code of Federal Regulations, as provided in Article 2.7 of this Agreement, LICENSOR shall provide JJCPWW with written notice of such funding at least ninety (90) days prior to the receipt by either LICENSOR or UFRI of such funds.

3.           Milestone and Licensing Fees:
3.1           In consideration for the execution of this Agreement and for the exclusive license granted under Article 2 herein, JJCPWW shall pay LICENSOR the non-refundable, non-creditable sum of  *****.

3.2           Upon issuance of the first Licensed Patent within the Territory containing ***** which, but for the licenses granted to JJCPWW under this Agreement, would be infringed by the manufacture, use, sale, offer for sale, importation or development of a Licensed Product, JJCPWW shall pay LICENSOR the non-refundable, non-creditable sum of *****. For the avoidance of doubt, this milestone payment shall be only for the first Licensed Patent issued and no additional payments shall be due for any Licensed Patents issued subsequent to issuance of the first Licensed Patent.

3.3           Upon the First Commercial Sale of a License Product in the Licensed Field within the Territory, not later than sixty (60) days after the date of the first shipment by or on behalf of JJCPWW to an unaffiliated party of such Licensed Product, JJCPWW shall pay to LICENSOR the non-refundable sum of *****; provided that, such payment shall be fully creditable towards Earned Royalties as set forth in Article 3.6 below.

3.4           If the First Commercial Sale of a Licensed Product in the Licensed Field in the Territory does not occur by *****, JJCPWW shall pay to LICENSOR not later than *****, the non-refundable sum of *****; provided that, such payment shall be fully creditable towards Earned Royalties as set forth in Article 3.6 below.

3.5           If the First Commercial Sale of  ***** constituting a Licensed Product in the Licensed Field within the Territory has not occurred by *****, JJCPWW shall pay to LICENSOR not later than *****, the non-refundable sum of  ***** in order to maintain the exclusive license granted under Article 2 of this Agreement with respect to *****; provided that, such payment shall be fully creditable towards Earned Royalties as set forth below in Article 3.6. Should JJCPWW elect, at its sole discretion, not to pay the sum of  ***** as provided in this Article 3.5, LICENSOR shall have the right, at its sole discretion, either to convert the license with respect to  ***** to non-exclusive, or to terminate the license with respect to *****, by providing JJCPWW with written notice not later than *****.  Termination or conversion of the license to non-exclusive shall be effective upon receipt by JJCPWW of LICENSOR’S written notice. Should LICENSOR elect to convert the license with respect to ***** to non-exclusive, the Earned Royalties due under Article 3.6 below with respect to ***** shall be reduced by *****.  For the avoidance of doubt, failure to make the First Commercial Sale of  ***** or payment of the ***** under this Article 3.5 shall not convert the exclusive license with respect to ***** to a non-exclusive license and Earned Royalties shall not be reduced by ***** with respect to *****.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

    3.6           Earned Royalty Payments:  In further consideration for the license granted to JJCPWW under Article 2 herein, for the term of this Agreement JJCPWW shall pay LICENSOR, on a quarterly basis pursuant to Article 3.7 below, an Earned Royalty based on Net Sales of the Licensed Product as set forth in this Article 3.6.  Furthermore, no multiple Earned Royalties shall be payable because the Licensed Product is covered by more than one of the Licensed Patents. Prior to payment of Earned Royalties under this Article 3.6, any fees paid by JJCPWW under Articles 3.3, 3.4 or 3.5 shall be fully credited against any such Earned Royalties.

3.6(a)           Royalty Payment Rate:
3.6(a)(i)  JJCPWW shall pay to LICENSOR a royalty of  ***** percent of the first ***** of combined Net Sales of Stand-alone Products and the prorated share of the Net Sales of Combination Products in any calendar year.

3.6(a)(ii)  JJCPWW shall pay to LICENSOR a royalty of  ***** percent of the combined Net Sales of Stand-alone Licensed Products and the prorated share of the Net Sales of Combination Licensed Products in excess of  ***** of combined Net Sales in any calendar year.

3.6(b)           Combination Products:  Total Net Sales of Combination Products shall be prorated prior to calculation of royalty payments to reflect the actual amount of Net Sales of Combination Products attributable to the Licensed Product. For example, if total Net Sales of Combination Products is one-million dollars ($1,000,000.00) and the amount of such Net Sales of the Combination Product attributable to the Licensed Product utilized in the Combination Product is five-hundred thousand dollars ($500,000.00), the royalty payment due will be based upon a prorated Net Sales of five-hundred thousand dollars ($500,000.00).

3.7         Payment Terms:  All royalty payments are due not later than the sixtieth (60th) day following the end of each Calendar Quarter. All payments will be made to LICENSOR within ten (10) business days of their due date and will be made via wire transfer or company check as determined by JJCPWW, unless specified otherwise.

3.8         Minimum Royalties and Net Sales:  The parties acknowledge that there are ***** royalties required to be paid by JJCPWW to LICENSOR in order to maintain the exclusivity of the rights granted under this Agreement; provided only that, should Net Sales of Licensed Products in any calendar year following the first full calendar year following the First Commercial Sale of Licensed Product in the Licensed Field within the Territory fail to reach *****, LICENSOR shall have the right to notify JJCPWW of its intent to convert the exclusive license granted under this Agreement to a non-exclusive license. LICENSOR shall provide JJCPWW written notice of its intent to convert the exclusive license to non-exclusive, such notice to be provided not later than sixty (60) days after receipt of JJCPWW’s written report of Net Sales of the Licensed Product at the end of any calendar year following the first full calendar year following the First Commercial Sale of Licensed Product in the Licensed Field in the Territory. Should LICENSOR notify JJCPWW of its intent to convert the exclusive license to a non-exclusive license under this Article 3.8, JJCPWW shall have the right, at its sole discretion, to pay any deficit between Earned Royalties accrued for actual Net Sales in any such calendar year and Earned Royalties payable on Net Sales of *****, such payment to be made not later than ninety (90) days from receipt of notice from LICENSOR. Should LICENSOR fail to provide JJCPWW written notice of its intent to convert the exclusive license to non-exclusive within such sixty (60) day period, the license shall remain exclusive throughout the remainder of the respective calendar year. Should LICENSOR provide written notice within the sixty (60) day period in any respective calendar year following the first full calendar year following the First Commercial Sale of Licensed Product in the Licensed Field in the Territory of its intent to convert the exclusive license to non-exclusive, and should JJCPWW elect not to pay the deficit of Earned Royalties as described in this Article 3.8, then LICENSOR shall have the right to convert the exclusive license to non-exclusive, in which case, Earned Royalties due under Article 3.6 of this Agreement shall be reduced by *****.

      3.9           Technical Support Assistance by LICENSOR: Upon prior mutual agreement of the parties, LICENSOR shall provide, and JJCPWW shall fund, certain technical support assistance activities in conjunction with the development of Licensed Products in the Field within the Territory. Prior to initiation of any technical support assistance, the nature, scope and funding of such technical support assistance must be agreed upon in writing by the parties and set forth in a formal agreement executed by a duly authorized representative of each party.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

4.           Reduction or Suspension of Royalty Payments:
4.1         If upon the fourth anniversary of the Effective Date of this Agreement Licensed Intellectual Property does not include  ***** within the Territory containing  ***** covering the manufacture, use or sale of a Licensed Product(s), but Licensed Intellectual Property includes ***** within the Territory containing at least *****, the scope of which would reasonably be construed by a court or other governmental agency of competent jurisdiction to cover the manufacture, use or sale of a Licensed Product, JJCPWW shall have the right to withhold  ***** of Earned Royalty payments due pursuant to Article 3.6 of this Agreement with respect to the Licensed Product(s) sold in such country and to maintain such withheld payments in escrow. JJCPWW shall be obligated to pay the remaining ***** of Earned Royalty payments as set forth in Article 3.6 of this Agreement.

4.2  If upon the fifth anniversary of the Effective Date of this Agreement Licensed Intellectual Property does not include  ***** within the Territory containing ***** covering the manufacture, use or sale of a Licensed Product(s), (a) JJCPWW’s Earned Royalty payments in such country with respect to the Licensed Product(s) will be suspended until such time as ***** within the Territory containing  ***** covering the manufacture, use or sale of a Licensed Product(s) is issued, at which time JJCPWW’s obligation to make Earned Royalty pursuant to Article 3.6 of this Agreement shall be reinstated, and (b) payments held in escrow pursuant to Article 4.1 shall be released to JJCPWW and LICENSOR shall have no rights to receive such escrowed payments.

4.3      If at any time during the term of this Agreement Licensed Intellectual Property does not include either  ***** containing ***** covering the manufacture, use or sale of a Licensed Product(s), or a Licensed Patent Application within the Territory containing at least *****, the scope of which would reasonably be construed by a court or other governmental agency of competent jurisdiction to cover the manufacture, use or sale of a Licensed Product, (a) JJCPWW’s obligation to make Earned Royalty payments in such country with respect to the Licensed Product(s) shall be suspended and (b) payments held in escrow pursuant to Article 4.1 shall be released to JJCPWW and LICENSOR shall have no rights to receive such escrowed payments.

4.4         For the avoidance of doubt, suspension of JJCPWW’s obligation to pay Earned Royalties pursuant to Articles 4.2 or 4.3 shall not suspend or otherwise terminate any of the rights or licenses granted to JJCPWW in Licensed Intellectual Property under this Agreement, further provided that; should all of the Licensed Patents and License Patent Applications expire, become abandoned or be held invalid or unenforceable by a decision of a court or other governmental agency of competent jurisdiction that is unappealable or unappealed within the time allowed for appeal, JJCPWW shall be granted a perpetual, royalty-free right and license within the Territory to utilize LICENSOR Intellectual Property to make, have made, develop, use, sell, offer for sale, import or otherwise dispose of products.

4.5           Notwithstanding Article 3.6 above, in the event JJCPWW determines that it must make royalty or other payments to one or more unaffiliated third parties in connection with any licenses or agreements entered into by JJCPWW subsequent to the Effective Date of this Agreement in order for JJCPWW to make, have made, develop, use, sell, offer for sale, import or otherwise dispose of, Licensed Product in the Licensed Field, within the Territory, JJCPWW shall be entitled to a reduction in Earned Royalties payable to LICENSOR equal to any such unaffiliated third-party royalty actually paid, but in no event to a rate of less than ***** of the normal rates as described in Article 3.6 above.

4.6           If (a) a court or other governmental agency of competent jurisdiction renders an appealable decision ruling that each of the contested or reexamined claims of any of the Licensed Patents covering a Licensed Product is invalid or unenforceable, and the decision is appealed, and (b) no other Licensed Patent contains a Valid Claim covering a Licensed Product, and (c) no other Licensed Patent Application within the Territory contains at least one claim, the scope of which would reasonably be construed by a court or other governmental agency of competent jurisdiction to cover the manufacture, use or sale of a Licensed Product, then JJCPWW shall have the right to place Earned Royalties due in an interest-bearing escrow account during the pendency of appeal.  If, on appeal, the decision is reversed, then LICENSOR shall be entitled to all monies placed in such escrow account, together with accrued interest thereon.  If the appellate court or other appropriate body affirms the invalidity decision of the lower court or governmental agency, or if a timely appeal from such decision is not or cannot be filed, then JJCPWW shall thereafter have a fully paid-up license and shall be entitled to all monies placed in the escrow account, together with accrued interest thereon.

4.7         If LICENSOR, or a third party to whom LICENSOR has granted any rights or licenses permitting a third party to sell Licensed Products within the Field and within the Territory, including without limitation rights under  ***** and *****, and any patent that may be issued in the Territory with respect to all continuations, continuations-in-part, divisions, renewals, reissues, reexaminations, and extensions thereof, sells or uses, or causes to be sold or used, Licensed Products in the Licensed Field in the Territory, in addition to any remedies or relief provided for under this Agreement for breach of contract, JJCPWW’s obligation with respect to Earned Royalty payments under this Agreement shall be terminated and JJCPWW shall be granted a perpetual, royalty-free right and license within the Territory to utilize Licensed Intellectual Property to make, have made, develop, use, sell, offer for sale, import or otherwise dispose of products.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

5.           JJCPWW Record Keeping and Reports:
5.1         JJCPWW shall keep accurate books and records of the Net Sales of the Licensed Product, and of all payments due LICENSOR hereunder.  JJCPWW shall deliver to LICENSOR written reports of Net Sales of the Licensed Product during the preceding Calendar Quarter, on or before the sixtieth day following the end of each Calendar Quarter.  Such report shall include a calculation of the Earned Royalty due and, subject to the provisions of Articles 6.1, 11.2 and 16.2, shall be accompanied by the monies due.  The Earned Royalty payable on Net Sales of the Licensed Product outside the U.S. shall be estimated for each Calendar Quarter, and adjusted at the end of each Calendar Year to reflect actual Net Sales and the Earned Royalty payable thereon.

5.2           LICENSOR shall have the right after thirty (30) days advance written notice to JJCPWW, at its own expense, to nominate an independent accountant acceptable to and approved by JJCPWW (which approval shall not be unreasonably withheld) who shall have access to JJCPWW’s records during reasonable business hours for the sole purpose of verifying the royalties payable as provided for in this Agreement for the preceding calendar year, but this right may not be exercised more than once in any calendar year.  LICENSOR shall solicit or receive only information relating solely to the accuracy of the royalty report and the royalty payments made according to this Agreement.  JJCPWW shall be entitled to withhold approval of an accountant which LICENSOR nominates unless the accountant shall agree to sign a confidentiality agreement with JJCPWW which shall obligate such accountant to hold the information it receives from JJCPWW in confidence, except for information necessary for disclosure to LICENSOR to establish the accuracy of the royalty reports.  If the audit reveals a discrepancy on the accounting exceeding 5%, JJCPWW shall pay for the cost of the independent audit, subject to reasonable substantiation thereof (i.e., cost and discrepancy).

6.           Currency and Royalty Transfer:   Earned Royalties based on sales in any country shall be paid in United States Dollars.  The rate of exchange for such payments from sales in a foreign country shall be the same rate as that used for internal JJCPWW financial accounting purposes, in accordance with generally accepted accounting principles, as reported in JJCPWW’s books.  The payment of Earned Royalties shall be made payable to LICENSOR and sent to the address set forth for LICENSOR in Article 12.3 of this Agreement.

7.           Assignment:   JJCPWW may assign this Agreement or any rights and obligations contemplated herein to an Affiliate of JJCPWW, or to a company acquiring substantially all of the assets of JJCPWW to which this Agreement relates as a result of a merger, acquisition or business reorganization, or to a third party in the event that all or substantially all of the assets of JJCPWW are transferred as a result of a merger, acquisition or business reorganization, without the consent of LICENSOR, upon giving thirty (30) day prior written notice thereof to LICENSOR.  Any such assignment shall be subject to the terms of this Agreement.  In all other instances, neither party shall assign this Agreement, any portion thereof or any rights granted hereunder without the prior written consent of the other party.  Subject to the foregoing, this Agreement shall bind and inure to the benefit of the respective parties hereto, and their respective heirs, officers, directors, representatives, agents, successors, assigns, distributors, suppliers, vendors and customers.

8.           Enforcement:
8.1           In the event either party to this Agreement becomes aware or gains knowledge of any activity by a third party to this Agreement which may be reasonably construed as constituting an infringement of a Valid Claim in a License Patent in the Field, such party shall notify the other party of such activity within sixty (60) days of becoming aware of such activity.

8.2           LICENSOR shall have the right, but not the obligation, to commence legal action at its own expense to defend or prosecute infringements relating to the Licensed Patents in the Field.  Any settlement, consent judgment or other voluntary final disposition of the suit may be entered into with the consent of JJCPWW, which consent shall not be unreasonably withheld or delayed.  The total cost of any action commenced solely by LICENSOR shall be borne by LICENSOR, and LICENSOR shall retain any recovery or damages derived therefrom.

8.3           Should LICENSOR fail to successfully defend or prosecute infringements according to Article 8.2, or enter into a settlement, consent judgment or other voluntary disposition of suit, whereby a third party is permitted to practice under a License Patent, JJCPWW shall be entitled to reduce Earned Royalty payments to an amount equivalent to any royalty payment required to be paid by a third party, or terminate Earned Royalty payments in the event no payments are required to be paid by a third party.

8.4           In the event LICENSOR elects not to commence legal action as provided in Article 8.2 within ninety (90) days of receiving or providing notice of third party activity according to Article 8.1, JJCPWW shall have the option, at its sole discretion, and the right, but not the obligation, at its sole expense and with counsel of its own choice, to enforce the Licensed Patents against any infringer, including the right to file suit for patent infringement naming LICENSOR as a party, and the right to settle such suit with LICENSOR’s consent, which consent shall not be unreasonably withheld or delayed; or to suspend Earned Royalty payments until such time as LICENSOR commences legal action.  LICENSOR shall permit the use of its name in all such suits, sign all necessary papers, and do all reasonable things necessary, at JJCPWW’s expense, to facilitate the prosecution of such infringement suits.  JJCPWW shall incur no liability to LICENSOR as a consequence of such litigation, the conduct of such litigation or any unfavorable decision resulting from it, including any decision holding any of the Licensed Patents invalid or unenforceable.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

    8.5           If JJCPWW undertakes the enforcement or defense of the Licensed Patents by litigation, JJCPWW may withhold up to ***** of the Earned Royalties otherwise thereafter due LICENSOR under Article 3.6 above and apply this withheld amount toward reimbursement of its expenses, including reasonable in-house and outside counsel attorneys’ fees, in connection with such litigation.  Any recovery of damages by JJCPWW for any such suit shall be applied first in satisfaction of any unreimbursed expenses and legal fees of JJCPWW relating to the suit, and next toward reimbursement of LICENSOR for any royalties withheld pursuant to this Article 8.5.  JJCPWW and LICENSOR shall share in equal amounts the balance remaining from any recoveries, by way of judgment, award, decree or settlement resulting from such suit.

8.6           In the event JJCPWW contests the validity of any Licensed Patents, JJCPWW shall continue to pay Earned Royalties and make other payments pursuant to this Agreement with respect to that License Patent as if such contest were not underway until the Licensed Patent is adjudicated invalid or unenforceable by a court of last resort.

9.           Patent Prosecution and Maintenance:
9.1           LICENSOR is solely responsible for the continued prosecution of any pending patent applications included in the Licensed Patents, as well as the prosecution of patent applications subsequently filed pursuant to Article 9.2 below.  LICENSOR shall also be solely responsible for the issuance of such applications after allowance.  JJCPWW shall not be obligated to pay or reimburse LICENSOR for costs or attorney fees in any interference, opposition or post-issuance proceeding in which the Licensed Patents may become involved.

9.2           LICENSOR shall not abandon, withdraw, allow to expire or discontinue prosecution of any of the Licensed Patents without first consulting with JJCPWW.

9.3           LICENSOR shall pay all government fees in any country required to maintain the Licensed Patents within the Territory.

9.4           Upon written request by JJCPWW, such request not to be made more than once in any consecutive six month period, LICENSOR shall provide JJCPWW with a report listing each issued, unexpired U.S. patent included in the Licensed Patents, a listing of the each pending U.S. patent application included in the Licensed Patents; and the status of each pending U.S. application included in the Licensed Patents.

10.           LICENSOR Representations and Warranties:
10.1           LICENSOR expressly warrants and represents that a) it either owns all of the right, title and interest in and to the Licensed Patents, or has the exclusive rights in the Licensed Patents necessary to grant the licenses under this Agreement; b)  it is empowered to grant the licenses and release granted herein; c)  it has no outstanding encumbrances or agreements, including any agreements with academic institutions, universities, whether written, oral or implied, which would be inconsistent with the licenses and release granted herein; and d) it is unaware of any information which would raise a substantial question of the validity of any of the Licensed Patents or Licensed Patent Applications.

10.2           LICENSOR covenants on behalf of itself, and any of its affiliates, not to assert any claim, or join, file, prosecute, institute or maintain any legal action, in law or equity, including but not limited to the institution of any suit or arbitration against JJCPWW, its affiliates or a party which acquires all right, title and interest in the business related to this Agreement, with respect to ***** and *****, or any patent that may be issued in the Territory with respect to all continuations, continuations-in-part, divisions, renewals, reissues, reexaminations, and extensions thereof. LICENSOR further agree that this covenant shall be binding upon any party to which it may grant rights in, or transfer ownership of, and that it will be liable for any damages to JJCPWW due to any such third party actions.

10.3             LICENSOR warrants that it will not sell or use, or cause to be sold or used, Licensed Products within the Field and within the Territory, and that it will not grant any rights or licenses to any third part permitting such third party to sell or use Licensed Products within the Field and within the Territory. For the avoidance of doubt, this Article 10.3 includes, without limitation, rights under ***** and *****, or any patent that may be issued in the Territory with respect to all continuations, continuations-in-part, divisions, renewals, reissues, reexaminations, and extensions thereof.

11.            Term and Termination
11.1           The Agreement shall continue in effect until the expiration of the last to expire of Licensed Patents that include a Valid Claim that covers a Licensed Product.  Expiration of this Agreement shall not relieve either party of any payment or other obligation that has accrued under the terms of this Agreement prior to such expiration. Upon expiration of the Agreement, JJCPWW and its Affiliates shall have the non-exclusive, royalty-free right to continue using any know-how that may be developed by LICENSOR prior to the expiration of this Agreement.

                 11.2           JJCPWW may terminate this Agreement at any time during the term of this Agreement upon ninety (90) days prior written notice to LICENSOR, and such termination shall become effective at the end of the ninety (90) day period.

11.3           Either party may terminate this Agreement upon ninety (90) days written notice for any material breach or default of the other party.  Such termination shall become effective at the end of the ninety (90) day period unless during such period the party in breach or default cures such breach or default. Notwithstanding the preceding sentence, from the date either party notifies the other party that it wishes to commence a proceeding in accordance with the dispute resolution procedures set forth herein, the running of the ninety (90) time period referred to in this paragraph for curing a breach shall be suspended with respect to the subject matter of the dispute, claim or controversy.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

12.           Effect of Termination
12.1           Upon termination of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that accrued prior to the effective date of such termination.

12.3           JJCPWW shall have the right to sell off any of such Licensed Product in its inventory and will be obligated to pay to LICENSOR all royalties due on such Licensed Products sold.

13           Dispute Resolution
13.1         Any controversy or claim arising out of or relating to this Agreement or the validity, inducement, or breach thereof, shall be settled by arbitration before a single arbitrator in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then pertaining, except where those rules conflict with this provision, in which case this provision controls.  The parties hereby consent to the jurisdiction of the federal district court for the district in which the arbitration is held for the enforcement of this provision and the entry of judgment on any award rendered hereunder.  Should such court for any reason lack jurisdiction, any court with jurisdiction shall enforce this clause and enter judgment on any award.  The arbitrator shall be an attorney who has at least fifteen (15) years of experience with a law firm or corporate law department of over twenty five (25) lawyers or was a judge of a court of general jurisdiction.  The arbitration shall be held in New York, New York and in rendering the award the arbitrator shall apply the substantive law of New Jersey, (except where that law conflicts with this clause), except that the interpretation and enforcement of this arbitration provision shall be governed by the Federal Arbitration Act.  The arbitrator shall be neutral, independent, disinterested, and impartial and shall abide by The Code of Ethics for Arbitrators in Commercial Disputes approved by the AAA.  Within forty five (45) days of initiation of arbitration, the parties shall reach agreement upon and thereafter follow procedures assuring that the arbitration will be concluded and the award rendered within no more than eight months from selection of the arbitrator.  Failing such agreement, the AAA will design and the parties will follow procedures that meet such a time schedule.  Each party has the right before or, if the arbitrator cannot hear the matter within an acceptable period, during the arbitration to seek and obtain from the appropriate court provisional remedies such as attachment, preliminary injunction, replevin, etc., to avoid irreparable harm, maintain the status quo or preserve the subject matter of the arbitration.  THE ARBITRATOR SHALL NOT AWARD ANY PARTY PUNITIVE, EXEMPLARY, MULTIPLIED OR CONSEQUENTIAL DAMAGES, AND EACH PARTY HEREBY IRREVOCABLY WAIVES ANY RIGHT TO SEEK SUCH DAMAGES.  NO PARTY MAY SEEK OR OBTAIN PREJUDGMENT INTEREST OR ATTORNEYS’ FEES OR COSTS.

13.2           Prior to commencement of arbitration, the parties must attempt to mediate their dispute using a professional mediator from AAA, the CPR Institute for Dispute Resolution, or like organization selected by agreement or, absent agreement, through selection procedures administered by the AAA.  Within a period of forty-five (45) days after the request for mediation, the parties agree to convene with the mediator, with business representatives present, for at least one session to attempt to resolve the matter.  In no event will mediation delay commencement of the arbitration for more than forty-five (45) days absent agreement of the parties or interfere with the availability of emergency relief.

13.3           All disputes arising out of or related to this Agreement, or the breach thereof, whether based on contract, tort, statute, or other theory of liability (“Disputes”), shall be resolved in accordance with this Article 13.  It is the intent of the parties that all disputes relating in any way to this Agreement should be resolved in accordance with this Article 13, including disputes that may involve the parent companies, subsidiaries, and affiliates under common control of any Party.

13.4         Notwithstanding anything to the contrary contained in this Article 13, in the event of any breach or threatened breach of this Agreement by either party that the other party believes in good faith will cause irreparable harm and damage to it, such party may seek an injunction and/or restraining order restraining such breach or threatened breach by the other party and such other remedies which shall be available to it in equity.

13.4           Except as provided in Article 13.1 above, the validity and interpretation of this Agreement and the legal relations of the parties to it shall be governed by the internal laws of the state of New Jersey.

14.            Trademarks:
14.1           JJCPWW shall have the right to market the Licensed Product under its own trademarks and tradenames and shall own any new trademarks it creates or elects to use in connection with the marketing or sales of Licensed Products.  LICENSOR is not granted nor should this Agreement be construed to grant any rights to LICENSOR with respect to JJCPWW.

14.2           JJCPWW is not granted nor should this Agreement be construed to grant any rights to JJCPWW under the NIMBUS trademark or other trademarks owned by LICENSOR.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

15.           Taxes:
15.1           JJCPWW will make all payments to Licensor under this Agreement without deduction or withholding for taxes except to the extent that any such deduction or withholding is required by law in effect at the time of payment.

15.2           Any tax required to be withheld on amounts payable under this Agreement will promptly be paid by JJCPWW on behalf of Licensor to the appropriate governmental authority, and JJCPWW will furnish Licensor with proof of payment of such tax.  Any such tax required to be withheld will be an expense of and borne by Licensor.

15.3           JJCPWW and Licensor will cooperate with respect to all documentation required by any taxing authority or reasonably requested by JJCPWW to secure a reduction in the rate of applicable withholding taxes.

15.4           If JJCPWW had a duty to withhold taxes in connection with any payment it made to Licensor under this Agreement but JJCPWW failed to withhold, and such taxes were assessed against and paid by JJCPWW, then Licensor will indemnify and hold harmless JJCPWW from and against such taxes (including interest).  If JJCPWW makes a claim under this Section 15.4, it will comply with the obligations imposed by Article 15.2 as if JJCPWW had withheld taxes from a payment to Licensor.

16.           Miscellaneous Provisions:
16.1           Business Decisions:  All business decisions, including without limitation the design, manufacture, sale, price and promotion of the Licensed Product, shall be within the sole discretion of JJCPWW.

16.2         Confidentiality and Publicity: Neither party shall disclose the financial terms of this Agreement to an unaffiliated third party without the prior written approval of the other party, except for legal, financial, accounting or other similar advisors who have a need to know any of such terms and agrees to keep them confidential.  The confidentiality obligations of the parties under this Article 15 shall not extend to disclosure which is required by any governmental agency or regulatory body, court order or otherwise required by law, or to the extent required to preserve, exercise or enforce rights under this Agreement.  Furthermore, neither party will originate any publicity, news release, or other public announcement, written or oral, whether to the public press, to stockholders, or otherwise, relating to this Agreement, to any amendment hereto or to performance hereunder or the existence of an arrangement between the parties without the prior written approval of the other party.

16.3          Notices:  All notices hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, one day after delivery to a nationally recognized overnight delivery service, charges prepaid, three days after sent by registered or certified mail, postage prepaid, or when receipt is confirmed if by, facsimile or other telegraphic means:

In the case of LICENSOR:
Quick-Med Technologies, Inc.
902 NW 4th Street
Gainesville, Florida 32601
Fax: 561-416-1390
Attn: Nam H. Nguyen, Chief Financial Officer

In the case of JJCPWW:
Johnson & Johnson Consumer and Personal Products Worldwide, a Division of Johnson & Johnson Consumer Companies, Inc.
199 Grandview Drive
Skillman, New Jersey
Attn: Richard D'Souza, Chief Technology Officer

With a copy to:

Chief Patent Counsel
Johnson & Johnson
One Johnson & Johnson Plaza
New Brunswick, New Jersey 08933

Such addresses may be altered by written notice given in accordance with this Article 15.3.

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

16.4           Force Majeure:      Any delays in or failures of performance by either party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the party affected, including but not limited to:  acts of God; acts, regulations or laws of any government; strikes or other concerted acts of workers; fires; floods; explosions; riots; wars; rebellions; and sabotage; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence.

16.5            LICENSOR Bankruptcy:  All rights and licenses granted under or pursuant to this Agreement by LICENSOR to JJCPWW are for all purposes of Article 365(n) of Title 11, U.S. Code (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in the Bankruptcy Code.  The parties agree that JJCPWW, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code.  LICENSOR agrees during the term of this Agreement to create and maintain current copies or, if not amenable to copying, detailed descriptions or other appropriate embodiments, of all such licensed intellectual property.  If a case is commenced by or against LICENSOR under the Bankruptcy Code, then, unless and until this Agreement is rejected as provided in the Bankruptcy Code, LICENSOR (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall either perform all of the obligations provided in this Agreement to be performed by LICENSOR or provide to JJCPWW all such intellectual property (including all embodiments thereof) held by LICENSOR and such successors and assigns, as JJCPWW may elect in a written request, immediately upon such request.  If a Bankruptcy Code case is commenced by or against LICENSOR, this Agreement is rejected as provided in the Bankruptcy Code and JJCPWW elects to retain its rights hereunder as provided in the Bankruptcy Code, then LICENSOR (in any capacity, including debtor-in-possession) and its successors and assigns (including, without limitation, a Bankruptcy Code trustee) shall provide to JJCPWW all such intellectual property (including all embodiments thereof) held by LICENSOR and such successors and assigns immediately upon JJCPWW’s written request therefor. All rights, powers and remedies of JJCPWW provided under this Article are in addition to and not in substitution for any and all other rights, powers and remedies now or hereafter existing at law or in equity(including, without limitation, the Bankruptcy Code) in the event of any such commencement of a bankruptcy proceeding by or against LICENSOR.  JJCPWW, in addition to the rights, powers and remedies expressly provided herein, shall be entitled to exercise all other such rights and powers and resort to all other such remedies as may now or hereafter exist at law or in equity (including the Bankruptcy Code) in such event.

16.6          Relationship of Parties: The parties hereto are entering into this Agreement as independent contractors, and nothing herein is intended or shall be construed to create between the parties a relationship of principal and agent, partners, joint venturers or employer and employee.  Neither party shall hold itself out to others or seek to bind or commit the other party in any manner inconsistent with the foregoing provisions of this Article.

16.7  Severability: If any provision of this Agreement is held to be illegal, invalid, or unenforceable under any applicable present or future law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby, then (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid, or unenforceable provision had never been a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom; and (d) in lieu of such illegal, invalid, or unenforceable provision, the parties hereto will negotiate in good faith and add as part of this Agreement a valid and enforceable provision as similar in substance to such illegal, invalid, or unenforceable provision as may be possible.

16.8         Integration: It is the mutual desire and intent of the parties to provide certainty as to their future rights and remedies against each other by defining the extent of their mutual undertakings as provided herein.  The parties have in this Agreement incorporated all representations, warranties, covenants, commitments and understandings on which they have relied in entering into this Agreement and, except as provided for herein, neither party has made any covenant or other commitment to the other concerning its future action.  Accordingly, this Agreement constitutes the entire agreement and understanding between the parties with respect to the matters contained herein, and there are no prior oral or written promises, representations, conditions, provisions or terms related thereto other than those set forth in this Agreement.  The parties may from time to time during the term of this Agreement modify any of its provisions by mutual agreement in writing.

16.9           LICENSOR and JJCPWW acknowledge and agree that they have been represented by or have had the opportunity to be represented by competent counsel with respect to this Agreement, that they have reviewed the terms of this Agreement and that they enter into this Agreement with full knowledge and understanding of its terms.

16.10        Headings: The inclusion of headings in this Agreement is for convenience only and shall not affect the construction or interpretation hereof.

This Agreement is signed on the dates set forth below by duly authorized representatives of JJCPWW and Quick-Med Technologies, Inc., respectively.

Quick-Med Technologies, Inc.	Johnson & Johnson Consumer and Personal Products Worldwide, a Division of Johnson & Johnson Consumer Companies, Inc.

By:           J. Ladd Greeno                                           By:           Richard D'Souza
J. LADD GREENO                                                                           RICHARD D'SOUZA
          Chief Executive Officer                  Chief Technology Officer

Date:           February 24, 2010                                                                       Date:           March 5, 2010

***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

APPENDIX A
LICENSED PATENTS

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***** This material has been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.